QuickLinks -- Click here to rapidly navigate through this document

Exhibit (a)(2)

CERTIFICATE OF AMENDMENT
TO CERTIFICATE OF TRUST
OF
CAREY CREDIT INCOME FUND SERIES 2015-L

        THIS Certificate of Amendment of Carey Credit Income Fund Series 2015-L (the "Trust"), is being duly executed and filed by the undersigned trustees to amend the certificate of trust of a statutory trust formed under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the "Act").

        1.    Name.    The name of the statutory trust amended hereby is Carey Credit Income Fund Series 2015-L.

        2.    Amendment of Trust.    The Certificate of Trust of the Trust is hereby amended by changing the name of the Trust to Carey Credit Income Fund—Series 2015 T.

        3.    Effective Date.    This Certificate of Amendment shall be effective upon filing.

        IN WITNESS WHEREOF, the undersigned trustees of the Trust have executed this Certificate of Amendment in accordance with Section 3811 of the Act.

/s/ Mark Goldberg Mark Goldberg, not in his individual capacity but solely as Trustee
WILMINGTON TRUST, NATIONAL ASSOCIATION, not in its individual capacity but solely as Trustee
By:	/s/ Patrick J. Donahue
Name: Patrick J. Donahue Title: Vice President

QuickLinks

  Exhibit (a)(2)
CERTIFICATE OF AMENDMENT TO CERTIFICATE OF TRUST OF CAREY CREDIT INCOME FUND SERIES 2015-L